Exhibit 10.1

TAX SHARING AGREEMENT

by and between

TriMas Corporation

and

Horizon Global Corporation

Dated as of

[                    ], 2015

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of [                    ], 2015, is made by and between TriMas Corporation, a Delaware corporation (“TriMas”), and Horizon Global Corporation, a Delaware corporation (“Horizon”), a wholly owned subsidiary of TriMas. TriMas and Horizon are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of TriMas has determined that it is appropriate and in the best interest of TriMas and its shareholders to effect a reorganization and spin-off (the “Separation”) to separate the Horizon Group (as defined below);

WHEREAS, TriMas and Horizon have entered into a Separation and Distribution Agreement (the “Separation Agreement”) providing for the separation of the Horizon Group from the TriMas Group;

WHEREAS, pursuant to the terms of the Separation Agreement, the Parties will take, or cause to be taken, actions (including the transfer of Assets and the assumption of Liabilities) necessary to effect the Separation;

WHEREAS, for U.S. federal income tax purposes, it is intended that the transactions necessary to effect the Separation (other than Taxable Restructuring Transactions, as defined below) shall qualify as tax-free transactions under Sections 355(a), 368(a)(1)(D) and/or 351 of the Code (as defined below);

WHEREAS, pursuant to the tax laws of various jurisdictions, members of the TriMas Group (as defined below but including for this purpose members of the Horizon Group) file certain tax returns on a consolidated, combined, unitary or other group basis;

WHEREAS, the Parties hereto wish to provide for the payment of Income Taxes (as defined below) and Other Taxes (as defined below) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, TriMas and Horizon hereby agree as follows:

1. Definitional Provisions.

(a) Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund whether by receipt of cash or as a credit or other offset to Taxes payable, or any related Income Tax or Other Tax cost or benefit by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Affiliated Group” shall mean an affiliated group of corporations within the meaning of Code Section 1504(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the state of New York are authorized or obligated by law or executive order to close.

“Carryback” shall mean the carryback of a Tax Attribute (including a net operating loss, a net capital loss or a tax credit) from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period.

“Code” shall mean the Internal Revenue Code of 1986.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the TriMas Group and one or more members of the Horizon Group.

“Distribution Date” shall mean the date on which the External Spin-Off is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

“Equity Securities” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“External Spin-Off” shall mean the distribution of Horizon stock by TriMas to its shareholders.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” (and the correlative term, “Finally Determined”) shall mean the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870, 870-PT or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870, 870-PT or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and nonappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Horizon” shall have the meaning set forth in the recitals to this Agreement.

“Horizon Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or other Tax item attributable to any member of the Horizon Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the Horizon Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“Horizon Business” shall mean each trade or business that is actively conducted (within the meaning of Section 355(b) of the Code) by Horizon or any other member of the Horizon Group immediately after the Spin-Off and that is part of the trade or business relied upon in the Tax Opinion Documents to satisfy the requirements of Section 355(b) with respect to the Spin-offs.

“Horizon Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Horizon is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the TriMas Consolidated Group).

“Horizon Employee” shall mean an employee of any member of the Horizon Group immediately after the Spin-Off and any former employee of the Horizon Group who is not employed by a member of the TriMas Group immediately after the Distribution Date.

“Horizon Group” shall mean (a) Horizon and each Person that is a direct or indirect Subsidiary of Horizon (including any subsidiary that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Offs, (b) any corporation (or other Person) that shall have merged or liquidated into Horizon or any such Subsidiary or into which Horizon or any such Subsidiary shall have merged or liquidated (except to the extent described in clause (c) of the definition of TriMas Group), and (c) with respect to any Tax Return, any corporation (or other Person) that is engaged in the Horizon Business when it is included in such Tax Return.

“Horizon Separate Return” shall mean any Income Tax Return or Other Tax Return required to be filed by any member of the Horizon Group (including any consolidated, combined or unitary return) that does not include any member of the TriMas Group, including any U.S. consolidated federal Income Tax Returns of the Horizon Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period.

“Horizon Share of Combined Income Tax Liability” shall mean the U.S. federal Income Tax Liability Attributable to Horizon; provided, however, that such Tax Liability shall not exceed $10 million unless the total Tax Liability Attributable to Horizon for such Combined Tax Returns exceeds $20 million, in which case the Horizon Share of Combined Income Tax Liability shall include 50% of the Tax Liability Attributable to Horizon with respect to such excess Tax Liability.

“Horizon Tax Liability” shall mean any increase in Tax Liability Attributable to Horizon with respect to a Tax Return subject to Horizon Adjustments, over the Tax Liability Attributable to Horizon that would have been payable with respect to such Tax Return without the Horizon Adjustments.

“Income Tax” (a) shall mean (i) any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee, successor or joint or several liability imposed by law or contract in respect of any amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of TriMas or the TriMas Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of TriMas or the TriMas Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of TriMas or the TriMas Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

“Income Tax Liability” shall mean any liability for Income Taxes.

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Internal Spin-Off” shall mean a distribution of the stock of one member of the TriMas Group (including, for this purpose, the Horizon Group) by another member prior to the External Distribution in order to effect the Separation.

“IRS” shall mean the Internal Revenue Service of the United States.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions).

“Other Tax Liability” shall mean any liability for Other Taxes.

“Other Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean all Taxes whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Section 5(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean a taxable period that begins after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period that ends on or before or that includes the Distribution Date. For the avoidance of doubt, a Pre-Distribution Taxable Period includes a Straddle Period.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes or Other Taxes.

“Refund” shall mean any refund of Income Taxes or Other Taxes, whether paid in cash or applied to reduce any other Income Tax Liabilities or Other Tax Liabilities by means of a credit, offset or otherwise.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean the period beginning on the Distribution Date and ending on the day after the second anniversary of the Distribution Date.

“Separation Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Spin-Offs” shall mean the External and Internal Spin-offs.

“Spin-Off-Related Losses” shall mean:

(a) the Spin-Off Tax Liabilities,

(b) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Spin-Off Tax Liabilities, and

(c) all costs, expenses, damages and other Losses associated with stockholder litigation or controversies and any amount payable by TriMas or Horizon or their respective Affiliates in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

“Spin-Off-Related Transactions” shall mean the Spin-Offs and other transactions carried out to effect the Separation.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) incurred as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions (other than Taxable Restructuring Transactions) to qualify for Tax-Free Status under the Income Tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on tax liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date any Taxes with respect to such additional gain or income were required to be paid until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of such SpinOff-Related Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of such Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” shall mean all Income Taxes and Other Taxes.

“Tax Attribute” shall mean a net operating loss, net capital loss, overall domestic loss, unused investment credit, unused foreign tax credit, excess charitable contribution or comparable provisions of foreign, state or local tax law, or a minimum tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” shall mean any deduction, loss, credit, decrease in income or gain, or other item which, when taken into account in a Tax Return, has the effect of reducing the Taxes that would otherwise be payable with respect to such Tax Return.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to TriMas.

“Tax Dispute” shall have the meaning set forth in Section 10 of this Agreement.

“Tax Dispute Arbitrator” shall have the meaning set forth in Section 10 of this Agreement.

“Tax-Free Status” shall mean the qualification of each of the Spin-Off-Related Transactions as a transaction in which TriMas, the other members of the TriMas Group, Horizon and the other members of the Horizon Group recognize no income or gain other than intercompany items taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Liability Attributable to Horizon” shall mean the Income Tax Liability or Other Tax Liability shown on a Combined Tax Return that would be payable by Horizon or any Horizon Group member if the Horizon Group members were the only entities included in such Combined Tax Return.

“Tax Opinion” shall mean the tax opinion issued by Tax Counsel in connection with the Spin-Off-Related Transactions.

“Tax Opinion Documents” shall mean the Tax Opinion and the information and representations provided by, or on behalf of, TriMas or Horizon to Tax Counsel in connection therewith.

“Tax Returns” shall mean all Income Tax Returns and Other Tax Returns.

“Taxable Restructuring Transactions” shall mean any Spin-Off-Related Transactions that are not intended to have, and for which no Tax Opinion is received that they should have, Tax-Free Status.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax TriMas or Horizon or any of their respective Affiliates.

“TriMas” shall have the meaning set forth in the first paragraph of this Agreement.

“TriMas Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or other Tax item attributable to any member of the TriMas Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the TriMas Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“TriMas Business” shall mean each trade or business that is actively conducted (within the meaning of Section 355(b) of the Code) by TriMas or any other member of the TriMas Group immediately after the Spin-Off and that is relied upon in the Tax Opinion Documents to satisfy the requirements of Section 355(b) with respect to the Spin-Offs.

“TriMas Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which TriMas is the common parent (and any predecessor or successor to such affiliated group).

“TriMas Employee” shall mean an employee of any member of the TriMas Group immediately after the Spin-Off and any former employee of the TriMas Group who is not a Horizon Employee.

“TriMas Group” shall mean (a) TriMas and each Person that is a direct or indirect Subsidiary of TriMas (including any Subsidiary of TriMas that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the External Spin-Off, (b) any corporation (or other Person) that shall have merged or liquidated into TriMas or any such Subsidiary (except to the extent described in clause (c) of the definition of “Horizon Group”), (c) any corporation (or other Person) engaged in the TriMas Business when it is included in a Tax Return, with respect to such Tax Return, and (d) any predecessor or successor to any Person otherwise described in this definition.

“TriMas Separate Return” shall mean any Income Tax Return or Other Tax Return required to be filed by any member of the TriMas Group (including any consolidated, combined or unitary return) that does not include any member of the Horizon Group.

“TriMas Tax Liability” shall mean any increase in Income Tax Liability or Other Tax Liability that would be payable by TriMas or any member of the TriMas Group if the TriMas Group members were the only entities included in a Tax Return subject to TriMas Adjustments, over the Tax Liability of such TriMas Group members that would have been payable with respect to such Tax Return if they were the only entities included in the Tax Return and without the TriMas Adjustments.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which TriMas may rely to the effect that a transaction will not disqualify any of the Spin-Off-Related Transactions from Tax-Free Status, assuming that the Spin-Off-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur.

(b) Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” or “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution;

(iii) any reference to any gender includes the other gender and the neuter;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) the words “shall” and “will” are used interchangeably and have the same meaning;

(vi) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(vii) any reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause mean such clause of such Section or definition;

(viii) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(ix) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(x) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(xi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(xii) if there is any conflict between the provisions of the Separation and Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof;

(xiii) the headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiv) any portion of this Agreement obligating a party to take any action or refrain from taking any action, as the case may be, shall mean that such party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xv) the language of this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against any party.

2. Sole Tax Sharing Agreement.

This Agreement shall constitute the entire agreement between TriMas and Horizon and their respective Affiliates (including direct or indirect corporate Subsidiaries, controlled partnerships, and controlled limited liability companies) with respect to the subject matters herein. Further, for the avoidance of doubt, this Agreement shall control with respect to any matters set forth herein, including but not limited to preparing and filing Tax Returns, making any Tax elections, and the control and resolution of disputes with respect to Tax Returns.

3. Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Filing of Tax Returns and Payment of Taxes.

(i) Original Combined Tax Returns. (A) TriMas shall prepare and file or cause to be prepared and filed all Combined Returns for Income Taxes and Other Taxes that have not been filed as of the Distribution Date, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that with respect to any Australian Income Tax Return filed for a Horizon “multiple entry consolidated group”, for purposes of this Agreement (x) Horizon shall take the place of TriMas and TriMas shall take the place of Horizon, and (y) section 3(a)(1)(i)(B) shall apply without regard to the proviso in the definition of Horizon Share of Combined Income Tax Liability. (B) Horizon shall reimburse TriMas for the Horizon Share of Combined Income Tax Liability paid by TriMas pursuant to section 3(a)(1)(A).

(ii) TriMas Separate Returns. TriMas shall prepare and file or cause to be prepared and filed all TriMas Separate Returns and shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to any TriMas Separate Return for both Pre-Distribution Taxable Periods and Post-Distribution Taxable Periods

(iii) Horizon Separate Returns. Horizon shall prepare and file or cause to be prepared and filed all Horizon Separate Returns and shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to any Horizon Separate Return for both Pre-Distribution Taxable Periods and Post-Distribution Taxable Periods.

(iv) Transfer Taxes. TriMas shall be responsible for, and shall indemnify Horizon against, all transfer, documentary, sales, use, registration and similar Taxes and related fees incurred as a result of the Spin-Off-Related Transactions. TriMas shall timely prepare and file all Tax Returns as may be required in connection with the payment of such Taxes.

(v) Amended Returns. (A) Horizon (and not any member of the TriMas Group) shall be entitled to amend any Horizon Separate Returns, (B) TriMas (and not any member of the Horizon Group) shall be entitled to amend any TriMas Separate Returns, and (C) TriMas (and not any member of the Horizon Group) shall be entitled to file amended Combined Returns. In the event that an amended Tax Return described in Section 3(b)(v)(C) results in a Refund of Taxes to any member of the TriMas Group or the Horizon Group, the Party entitled to such Refund shall be the Party that would be entitled to such Refund under Section 3(c)(ii) if such Refund had been attributable to a Final Determination. If an amended Tax Return results in the payment of additional Taxes, such Taxes shall be the responsibility of the Party that would be responsible for such Taxes under Section 3(c)(i) if such Taxes had been attributable to a TriMas Adjustment or a Horizon Adjustment, as the case may be.

(vi) Timing of Payments. Except as otherwise specifically set forth in this Agreement, all payments required to be made by one Person to another Person pursuant to this Section 3 shall be made no later than five days prior to the date such Taxes are due to the relevant Tax Authority or, in the case of any amended Tax Return, within five days after any Taxes attributable to such Tax Return are Actually Realized.

(b) Preparation of Tax Returns.

(i) Unless otherwise required by law, all Tax Returns including a member of the Horizon Group filed after the date of this Agreement with respect to a Pre-Distribution Taxable Period shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which such Tax Returns and accruals involving similar items have been filed. All decisions relating to the preparation of such Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

(ii) TriMas shall determine the items of income, gain, deduction, loss and credit of each member of the Horizon Group that must be included in the federal Income Tax Return of the TriMas Consolidated Group or any other Combined Return for any Pre-Distribution Taxable Year by closing the books of the members of the Horizon Group at the Distribution Date.

(iii) Horizon shall, and shall cause each other member of the Horizon Group to, prepare and submit at TriMas’s request (and in no event later than 60 days after such request), at Horizon’s expense, all information that TriMas shall reasonably request, in such form as TriMas shall reasonably request, to enable TriMas to prepare any Income Tax Return or Other Tax Return required to be filed by TriMas pursuant to this Agreement. TriMas shall make any such Income Tax Return or Other Tax Return and related workpapers available for review by Horizon to the extent such return relates to Taxes for which any member of the Horizon Group would reasonably be expected to be liable.

(iv) Except as required by applicable law or as a result of a Final Determination, neither TriMas nor Horizon shall (nor shall either cause or permit any other members of the TriMas Group or Horizon Group, respectively, to) take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under state, local or foreign law) or with respect to a specific item of income, deduction, gain, loss or credit on an Income Tax Return or Other Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on an Income Tax Return or Other Tax Return prepared or filed by TriMas pursuant to this Section 3(b) (including the claiming of a deduction previously claimed on any such Income Tax Return or Other Tax Return).

(c) Tax Adjustments due to a Final Determination and Refunds.

(i) Tax Payments. Except as provided in Section 4(b), TriMas shall pay or cause to be paid all TriMas Tax Liabilities. Except as provided in Section 4(a), Horizon shall pay or cause to be paid all Horizon Tax Liabilities. If the amount of TriMas Tax Liability or Horizon Tax Liability exceeds the amount of Taxes actually payable with respect to a Tax Return that is subject to a TriMas Adjustment and/or Horizon Adjustment, the excess shall be paid to the party whose Tax Benefits were Actually Realized to create such excess, in compensation therefor.

(ii) Refunds. (A) Except as provided in Section 3(c)(ii)(B), TriMas shall be entitled to all Refunds of Taxes received by any member of the Horizon Group or the TriMas Group with respect to any Pre-Distribution Taxable Period. (B) Horizon shall be entitled to Refunds of Taxes for Pre-Distribution Taxable Periods to the extent such Refunds are attributable to Horizon Adjustments that increased Taxes attributable to and payable by a member of the Horizon Group under Section 3(c)(i). A party receiving a Refund to which another party is entitled pursuant to this Section 3(c)(ii) shall pay such Refund to the other party within fifteen Business Days after such Refund is Actually Realized; provided, however, that if such Refund increases any Taxes of the party receiving the Refund, the amount of Refund payable shall be net of such Taxes.

4. Indemnification for Income Taxes and Other Taxes.

(a) Indemnification by TriMas. From and after the Distribution Date, TriMas and each other member of the TriMas Group shall jointly and severally indemnify, defend and hold harmless Horizon and each other member of the Horizon Group and each of their respective Representatives from and against (i) all Income Tax Liabilities and Other Tax Liabilities that TriMas or any other member of the TriMas Group is responsible for pursuant to Section 3, (ii) 100% of any Taxes attributable to Taxable Restructuring Transactions, and (iii) all Spin-Off-Related Losses incurred by any member of the TriMas Group or Horizon Group that are not described in Section 4(b)(iii).

(b) Indemnification by Horizon. From and after the Distribution Date, Horizon and each other member of the Horizon Group shall jointly and severally indemnify, defend and hold harmless TriMas and each other member of the TriMas Group and each of their respective Representatives from and against (i) all Horizon Tax Liabilities, Income Tax Liabilities and Other Tax Liabilities that Horizon or any other member of the Horizon Group is responsible for under Section 3, and (ii) Spin-Off-Related Losses incurred by any member of the TriMas Group or Horizon Group for which Horizon is responsible under Section 5.

(c) Timing of Indemnification Payments. Any payment with respect to any indemnification obligation pursuant to this Section 4 shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i) in the case of an indemnification obligation with respect to any Horizon Tax Liabilities, Spin-Off Tax Liabilities, Income Tax Liabilities or Other Tax Liabilities, the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii) in the case of any payment or indemnification of any Losses not described in Section 4(c)(i) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Spin-Off-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

(d) Tax Benefits. If an indemnification obligation of TriMas under Section 4(a) results in Tax Benefits to Horizon or any other member of the Horizon Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Horizon shall pay TriMas the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Horizon or any other member of the Horizon Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which Horizon or any other member of the Horizon Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). Horizon shall pay TriMas for such Tax Benefit no later than five Business Days after such Tax Benefit is Actually Realized. If the indemnification obligation of Horizon under Section 4(b) results in Tax Benefits to TriMas or any other member of the TriMas Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then TriMas shall pay Horizon the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that TriMas or any other member of the TriMas Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which TriMas or any other member of the TriMas Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). TriMas shall pay Horizon for such Tax Benefit no later than five Business Days after such Tax Benefit is Actually Realized.

5. Spin-Off Related Matters.

(a) Representations.

(i) Tax Opinion Documents. Horizon hereby represents and warrants that it has examined the Tax Opinion Documents (including the representations to the extent that they relate to the plans, proposals, intentions, and policies of Horizon, its Subsidiaries, the Horizon Business, or the Horizon Group), and to the extent they refer to Horizon, its Subsidiaries, the Horizon Business, or the Horizon Group, the facts presented and the representations made therein are true, correct and complete.

(ii) Tax-Free Status. Horizon hereby represents and warrants that neither Horizon nor any other member of the Horizon Group has a plan or intention to take any action, or fail to take any action, or knows of any circumstance, that could reasonably be expected to (A) cause any of the Spin-Off-Related Transactions that are intended to have Tax-Free Status not to have Tax-Free Status or (B) cause any representation or factual statement made in this Agreement, the Separation Agreement or the Tax Opinion Documents to be untrue in a manner that would have an adverse effect on the Tax-Free Status of any of the Spin-Off-Related Transactions.

(iii) Plan or Series of Related Transactions. Horizon hereby represents and warrants that, to the best knowledge of Horizon, after due inquiry, none of the Spin-Off-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in Horizon or any successor to Horizon.

(b) Covenants.

(i) Actions Consistent with Representations and Covenants. Neither TriMas nor Horizon shall take any action or permit any other member of the TriMas Group or the Horizon Group, respectively, to take any action, or shall fail to take any action or permit any other member of the TriMas Group or the Horizon Group, respectively, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation and Distribution Agreement or the Tax Opinion Documents.

(ii) Preservation of Tax-Free Status. Horizon shall not take any action (including any cessation, transfer or disposition of all or any portion of any Horizon Business, payment of extraordinary dividends, acquisitions or issuances of stock or entering into any agreement, understanding, arrangement or substantial negotiations regarding any such actions) or permit any other member of the Horizon Group to take any such action, or fail to take any such action or permit any other member of the Horizon Group to fail to take any such action, in each case, unless such action or failure to act would not cause any of the Spin-Off-Related Transactions to fail to have Tax-Free Status or could not require TriMas or Horizon to reflect a liability or reserve with respect to any of the Spin-Off-Related Transactions in its financial statements.

(iii) Horizon Business. Until the first day after the Restriction Period Horizon shall not, and shall not permit any member of the Horizon Group to, engage in any transaction (including any cessation, transfer or disposition of all or any portion of any Horizon Business) that would result in Horizon or its “separate affiliated group” (within the meaning of Section 355(b) of the Code) ceasing to be engaged in any Horizon Business for purposes of Section 355(b).

(iv) Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, none of Horizon or any other member of the Horizon Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of Horizon or any other member of the Horizon Group; provided, however, that Horizon may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

(v) Tender Offer; Other Business Transactions. Until the first day after the Restriction Period, none of Horizon or any other member of the Horizon Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of Horizon, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of Horizon or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A) or (B), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Spin-Off, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 25% or greater interest, by vote or value, in Horizon (or any successor thereto).

(vi) Dispositions of Assets. Until the first day after the Restriction Period none of Horizon or any other member of the Horizon Group shall sell, transfer or dispose of, or agree to sell, transfer or dispose of, more than 35% of the gross assets of any Horizon Business (such percentages to be measured by fair market values on the Distribution Date) or transfer any assets of the Horizon Group in a transaction described in Section 351 of the Code (other than a transfer to a corporation that is a member of Horizon’s “separate affiliated group” within the meaning of Section 355(b) of the Code). The foregoing sentence shall not apply to sales, transfers, or dispositions of inventory in the ordinary course of business.

(vii) Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither Horizon nor any of its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any transaction involving a merger, consolidation or other reorganization; provided, however, that mergers of direct or indirect wholly-owned Subsidiaries of Horizon solely with and into Horizon or with other direct or indirect wholly-owned Subsidiaries of Horizon, and liquidations of Horizon’s Subsidiaries are not subject to this Section 5(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions.

(c) Permitted Transactions. Notwithstanding the restrictions otherwise imposed by Sections 5(b)(iii) through 5(b)(vii), during the Restriction Period, Horizon may (i) engage in a transaction that would result in Horizon or its “separate affiliated group” ceasing to be engaged in any Horizon Business, (ii) issue, sell, redeem or otherwise acquire (or cause another member of the Horizon Group to issue, sell, redeem or otherwise acquire) Equity Securities of Horizon or any other member of the Horizon Group in a transaction that would otherwise breach the covenant set forth in Section 5(b)(iv), (iii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 5(b)(v), (iv) sell or otherwise dispose of the assets of Horizon or any other member of the Horizon Group in a transaction that would otherwise breach the covenant set forth in Section 5(b)(vi) or (v) merge Horizon or any other member of the Horizon Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 5(b)(vii), in each case, if and only if such transaction would not violate Section 5(b)(i) or Section 5(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii), (iv) or (v) of this Section 5(c), and prior to consummating any such transaction: (X) Horizon shall provide TriMas with an Unqualified Tax Opinion in form and substance satisfactory to TriMas in its sole and absolute discretion, exercised in good faith, (Y) Horizon shall request that TriMas obtain a private letter ruling from the IRS, at the expense of Horizon, to the effect that such transaction will not affect the Tax-Free Status of any of the Spin-Off-Related Transactions and TriMas shall have received such a private letter ruling, in form and substance satisfactory to TriMas in its sole and absolute discretion, exercised in good faith, or (Z) TriMas in its sole and absolute discretion shall have waived in writing the requirement to obtain such Unqualified Tax Opinion or private letter ruling.

(d) Liability of Horizon for Undertaking Certain Actions. Notwithstanding anything in this Agreement to the contrary, Horizon and each other member of the Horizon Group shall be responsible for any and all Spin-Off-Related Losses to the extent that they are attributable to, or result from:

(i) any act or failure to act by Horizon or any other member of the Horizon Group, which act or failure to act breaches any of the covenants described in Section 5(b)(i) through 5(b)(vii) of this Agreement (without regard to the exceptions or provisos set forth in such provisions), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 5(b)(i) or 5(b)(ii), regardless of whether such act or failure to act is permitted by Section 5(b)(iii) through 5(b)(vii);

(ii) any acquisition of Equity Securities of Horizon or any other member of the Horizon Group by any Person or Persons (including as a result of an issuance of Horizon Equity Securities or a merger of another entity with and into Horizon or any other member of the Horizon Group) or any acquisition of assets of Horizon or any other member of the Horizon Group (including as a result of a merger) by any Person or Persons; or

(iii) a breach by Horizon or any other member of the Horizon Group of a representation made in this Agreement (or made in connection with the Tax Opinion.).

(e) Cooperation.

(i) TriMas shall reasonably cooperate with Horizon in connection with any request by Horizon for an Unqualified Tax Opinion pursuant to Section 5(c).

(ii) Until the first day after the Restriction Period, Horizon will provide adequate advance notice to TriMas in accordance with the terms of Section 5(e)(iii) of any action described in Sections 5(b)(i) through 5(b)(vii) within a period of time sufficient to enable TriMas to seek injunctive relief as contemplated by Section 5(f).

(iii) Each notice required by Section 5(e)(ii) shall set forth the terms and conditions of any such proposed transaction, including (A) the nature of any related action proposed to be taken by the board of directors of Horizon, (B) the approximate number of Equity Securities (and their voting and economic rights) of Horizon or any other member of the Horizon Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of Horizon’s assets (or assets of any other member of the Horizon Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable TriMas to seek injunctive relief pursuant to Section 5(f). Promptly, but in any event within 30 days after TriMas receives such written notice from Horizon, TriMas shall notify Horizon in writing of TriMas’s decision to seek such injunctive relief.

(f) Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 5 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

6. Tax Contests.

(a) Notification. Each of TriMas and Horizon shall notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such Party from any Tax Authority or other Person with respect to any Income Taxes or Other Taxes of TriMas or any other member of the TriMas Group, or Horizon or any other member of the Horizon Group, respectively, for which a member of the Horizon Group or the TriMas Group, respectively, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any demand, claim or notice of the commencement of an audit that is reasonably expected to give rise to a Distribution-Related Proceeding, regardless of whether Horizon or TriMas may be responsible for any resulting Taxes, TriMas or Horizon, as the case may be, shall provide written notice to the other party no later than ten (10) Business Days after TriMas or Horizon receives any written notice of such a demand, claim or notice of commencement of an audit from the IRS or other Tax Authority. Each of TriMas and Horizon shall include with such notice a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by TriMas or any other member of the TriMas Group, or Horizon or any other member of the Horizon Group, respectively. The failure of TriMas or Horizon timely to provide such notice in accordance with the first sentence of this Section 6(a) shall not relieve Horizon or TriMas, respectively, of any obligation to pay such Income Tax Liability or Other Tax Liability or indemnify TriMas and the other members of the TriMas Group, or Horizon and the other members of the Horizon Group, respectively, and their respective Representatives therefor, except to the extent that the failure timely to provide such notice actually prejudices the ability of Horizon or TriMas to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

(b) Representation with Respect to Tax Disputes. TriMas (or such other member of the TriMas Group as TriMas may designate) shall have the sole right to represent the interests of the members of the TriMas Group and the members of the Horizon Group and to employ counsel of its choice in any Proceeding relating to (i) any U.S. consolidated federal Income Tax Returns of the

TriMas Consolidated Group, (ii) any other Combined Returns, and (iii) any TriMas Separate Returns. TriMas may affirmatively elect, in writing and at its sole and absolute discretion, not to assert control of a Proceeding described in clause (ii) of the immediately preceding sentence, in which case Horizon shall have the right to control such Proceeding and TriMas shall have the right to participate therein at its own cost; provided, however, that Horizon shall not have the right to settle any such Proceeding without the prior written consent of TriMas (which shall not be unreasonably withheld). TriMas shall bear all expenses relating to any Proceeding referred to in the first sentence of this Section 6(b), except that, with respect to a Proceeding relating to any Combined Return, expenses shall be borne by TriMas and Horizon to the extent such expenses relate to proposed TriMas Adjustments or proposed Horizon Adjustments, respectively; provided, however, that to the extent such expenses cannot reasonably be attributed to proposed TriMas Adjustments or proposed Horizon Adjustments, such expenses shall be borne equally by TriMas and Horizon. Horizon (or such other member of the Horizon Group as Horizon may designate) shall have the sole right to represent the interests of the members of the Horizon Group and to employ counsel of its choice at its expense in any Proceeding relating to Horizon Separate Returns.

(c) Power of Attorney. Each member of the Horizon Group shall execute and deliver to TriMas (or such other member of the TriMas Group as TriMas may designate) any power of attorney or other document requested by TriMas (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d) Distribution-Related Proceedings, Proceedings with Respect to Horizon Tax Liabilities.

(i) In the event of any Distribution-Related Proceeding or Proceeding relating to a Horizon Tax Liability as a result of which Horizon could reasonably be expected to become liable for Tax or any Spin-Off-Related Losses and with respect to which TriMas has the right to represent the interests of the members of the TriMas Group and/or the members of the Horizon Group pursuant to Section 6(b) above, (A) TriMas shall consult with Horizon reasonably in advance of taking any significant action in connection with such Proceeding, (B) TriMas shall consult with Horizon and offer Horizon a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) TriMas shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) TriMas shall provide Horizon copies of any written materials relating to such Proceeding received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any Distribution-Related Proceeding, or (ii) any other Proceeding relating to a Tax Return described in Section 6(b) with respect to which TriMas is entitled to represent the interests of the members of the TriMas Group and/or the members of the Horizon Group, shall be made in the sole discretion of TriMas and shall not be subject to the Dispute Resolution provisions of Section 10.

(ii) In the event of any Distribution-Related Proceeding with respect to any Horizon Separate Return, (A) Horizon shall consult with TriMas reasonably in advance of taking any significant action in connection with such Proceeding, (B) Horizon shall consult with TriMas and offer TriMas a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Horizon shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) TriMas shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) Horizon shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of TriMas, which consent shall not be unreasonably withheld.

7. Apportionment of Tax Attributes; Carrybacks.

(a) Apportionment of Tax Attributes.

(i) If the TriMas Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to Horizon or any other member of the Horizon Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of Horizon (or such member) shall be determined by TriMas in accordance with Treasury Regulation Sections 1.1502-9, 1.1502-21, 1.1502-22, and 1.1502-79.

(ii) No Tax Attribute with respect to consolidated U.S. federal Income Tax of the TriMas Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary state, local or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to Horizon or any other member of the Horizon Group, except as TriMas (or such other member of the TriMas Group as TriMas may designate) determines is otherwise required under applicable law.

(iii) TriMas (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Horizon or any other member of the Horizon Group in accordance with this Section 7(a) and applicable law, and the amount of earnings and profits to be apportioned to Horizon or any other member of the Horizon Group in accordance with applicable law.

(iv) Except as otherwise required by applicable law or pursuant to a Final Determination, no member of the Horizon Group shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the apportionment by TriMas in Section 7(a)(iii).

(b) Carrybacks. Except to the extent otherwise consented to by TriMas or as prohibited by applicable law, Horizon and each other member of the Horizon Group shall elect to relinquish, waive or otherwise forgo all Carrybacks to a Combined Return. In the event that Horizon (or the appropriate other member of the Horizon Group) is prohibited by applicable law from relinquishing, waiving or otherwise forgoing a Carryback (or TriMas consents to a Carryback), (i) TriMas shall cooperate with Horizon, at Horizon’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) Horizon shall be entitled to any Income Tax Benefit Actually Realized by a member of the TriMas Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 15 Business Days after such Refund is Actually Realized; provided, however, that Horizon shall indemnify and hold the members of the TriMas Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the TriMas Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

9. Cooperation and Exchange of Information.

(a) Cooperation and Exchange of Information. Each of TriMas and Horizon, on behalf of itself and each other member of the TriMas Group and the Horizon Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Income Tax Return or Other Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, upon reasonable notice, (i) promptly forwarding copies of appropriate notices and forms or other communications (including information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns or Other Tax Returns, together with accompanying schedules and related workpapers, documents prepared in connection with obtaining rulings or other determinations by any Tax Authority, and such other records or documents in the possession of a party concerning the ownership and

Tax basis of property or other matters relating to Taxes, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by TriMas (or its designee) or Horizon (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return or Other Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for TriMas or Horizon, as the case may be, to exercise its rights under this Agreement, and (v) the use of TriMas’s or Horizon’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a Third Party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish TriMas as the sole agent for Income Tax or Other Tax purposes of each member of the Horizon Group with respect to all Combined Returns. Upon reasonable notice, each of TriMas and Horizon shall make its, or shall cause the other members of the TriMas Group or the Horizon Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 9 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or Other Tax Returns or claims for Refund or in conducting any Proceeding.

(b) Retention of Records. Each of TriMas and Horizon agrees to retain all Income Tax Returns and Other Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local or foreign law) existing on the date hereof or created in respect of (i) any Pre-Distribution Taxable Period or (ii) any taxable period that may be subject to a claim hereunder, in each case, until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns, Other Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.

10. Resolution of Disputes. TriMas and Horizon shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a Third Party (a “Tax Dispute”). Any party to this Agreement may give any other Party hereto written notice of any Tax Dispute not resolved in the normal course of business. If the Parties cannot agree by the tenth Business Day following the date on which one Party gives such notice, then the Parties shall promptly retain the services of a nationally recognized law or accounting firm reasonably acceptable to the Parties (the “Tax Dispute Arbitrator”). The Tax Dispute Arbitrator shall be instructed to resolve the Tax Dispute, and such resolution shall be (a) set forth in writing and signed by the Tax Dispute Arbitrator, (b) delivered to each Party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Tax Dispute Arbitrator, but no later than the fifteenth Business Day after the Tax Dispute Arbitrator is instructed to resolve the dispute, (c) made in accordance with this Agreement, and (d) final, binding and conclusive on the Parties involved in the Tax Dispute on the date of delivery of such resolution. The Tax Dispute Arbitrator shall be authorized on any one issue to decide in favor of and choose the position of either of the Parties involved in the Tax Dispute or to decide upon a compromise position within the range between the positions presented by the Parties to the Tax Dispute Arbitrator. The fees and expenses of the Tax Dispute Arbitrator shall be borne 50% by TriMas and 50% by Horizon.

11. Payments.

(a) Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the respective Parties for such purpose; provided, however, that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 12, or (ii) any other method agreed to by the Parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b) Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c) Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat any payment required by this Agreement as either a contribution by TriMas to Horizon or a distribution by Horizon to TriMas, as the case may be, occurring immediately prior to the Spin-Off, except as otherwise mandated by applicable law or a Final Determination; provided, however, that in the event it is determined (i) pursuant to applicable law, or (ii) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Income Tax or Other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

12. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to TriMas, to:
TriMas Corporation 39400 Woodward Ave., Suite 130 Bloomfield Hills, MI 48304 Attn: Joshua Sherbin joshsherbin@trimascorp.com 248-631-5475

If to Horizon, to:
Horizon Global Corporation 39400 Woodward Ave, Suite 100 Bloomfield Hills, MI 48304 Attn: Jay Goldbaum jgoldbaum@horizonglobal.com 248-593-8838

Such names and addresses may be changed by notice given in accordance with this Section 12.

13. Designation of Affiliate. Each of TriMas and Horizon may assign any of its rights or obligations under this Agreement to any member of the TriMas Group or the Horizon Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve TriMas or Horizon, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to Horizon or TriMas, respectively, to the extent such designee fails to make such payment.

14. Miscellaneous. To the extent not inconsistent with any specific term of this Agreement, the following sections of the Separation Agreement shall apply in relevant part to this Agreement: Section 9.7 (Entire Agreement), Section 9.9 (Governing Law), Section 9.4 (Amendment and Modification), Section 9.5 (Waiver), Section 9.11 (Severability), Section 9.14 (Counterparts), Section 9.10 (Assignment), Section 9.8 (No Third-Party Beneficiaries), and Section 9.3 (Termination).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

TriMas CORPORATION

By:

Name:

Title:

Horizon Global Corporation

By:

Name:

Title:

28